UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2012

NorthStar Realty Finance Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-32330	11-3707493
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01           Other Events.

On November 20, 2012, NorthStar Realty Finance Corp. (“NorthStar”) closed a CMBS financing transaction collateralized by $351 million of directly originated commercial real estate loans (“CRE Loans”) by NorthStar and its sponsored, non-traded REIT, NorthStar Real Estate Income Trust, Inc. (“NorthStar Income”) that is being used to finance its contributed CRE Loans on a permanent, non-mark to market and non-recourse basis.  NorthStar, through its subsidiaries, contributed five CRE Loans with a $152 million aggregate principal balance to the CMBS financing transaction and NorthStar Income, through its subsidiaries, contributed nine CRE loans with a $199 aggregate principal balance to the CMBS financing transaction.  This transaction involved the issuance and sale of a total of $228 million of investment-grade bonds, representing an advance rate of 65% and a weighted average coupon of LIBOR plus 1.63%.  Affiliates of NorthStar and NorthStar Income retained all of the below investment-grade bonds with an affiliate of NorthStar retaining $54 million of a total of $124 million, representing its equity interest in the CRE Loans it contributed to the CMBS financing transaction.  The net proceeds received by NorthStar from this CMBS financing transaction were used to repay $95 million of borrowings that had originally financed the contributed CRE Loans on its various credit facilities.  The bonds issued in the CMBS financing transaction were sold in private placement transactions exempt from registration under the Securities Act of 1933, as amended.

In connection with the CMBS financing transaction, subsidiaries of NorthStar made certain customary representations, warranties and covenants.  If there is a breach of those representations and warranties or a defect in the documentation of any of the contributed assets, which breach or defect materially and adversely affects the value of the subject contributed asset, the value of the related mortgaged property or the interests of the trustee therein, then a subsidiary of NorthStar, NRFC Sub-REIT Corp., will be required to either cure the breach, repurchase the affected contributed asset from the issuing entity, replace the affected contributed asset with another asset or make a loss of value payment, as the case may be.  In connection with this transaction, since NorthStar and NorthStar Income both contributed assets into a single securitization, NorthStar entered into a partnership agreement with NorthStar Income that provides that both parties will receive the economic benefit and bear the economic risk associated with the assets each contributed into the securitization. In both cases, a portion of NorthStar’s and NorthStar Income’s respective retained interests will be subordinate to interests of the senior bondholders. In the unlikely event that NorthStar or NorthStar Income suffers a complete loss of a portion of its respective retained interests, any additional losses would be borne by the remaining retained interests held by NorthStar or NorthStar Income, as the case may be, prior to the senior bondholders.  NorthStar will maintain effective control of its retained interest in the contributed assets.  The partnership agreement provides to the maximum extent that NorthStar will realize the economic benefits of the securitization associated with its contributed assets, and that NorthStar Income will realize the economic benefits of the securitization associated with its contributed assets, with any differentials in cash flows being appropriately allocated between NorthStar and NorthStar Income.

Safe-Harbor Statement

Certain items in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words like “will,” “expects,” “look forward” and similar expressions.  These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar can give no assurance that its expectations will be attained.  Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results.  Variations of assumptions and results may be material.  Factors that could cause actual results to differ materially from NorthStar’s expectations include, but are not limited to, whether the underlying CRE Loans are repaid at their initial maturity, whether a NorthStar subsidiary may become subject to obligations associated with breaches of representations and warranties or a defect in the documentation of any of the contributed assets, which breach or defect, if any, materially and adversely affects the value of the subject contributed asset, the value of the related mortgaged property or the interests of the trustee therein and whether and to what extent NorthStar will bear losses related to NorthStar Income’s contributed assets.  Such forward-looking statements speak only as of the date of this Current Report on Form 8-K.  NorthStar expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp.
(Registrant)

Date: November 21, 2012	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
Executive Vice President, General Counsel and Assistant Secretary